Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports $3.1 Million in Net Income for Fiscal Year 2026

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SAN ANTONIO–September 3, 2026–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm1 with deep expertise in global markets and specialized sectors ranging from gold and natural resources to airlines, aerospace and defense, today announced net income of $3.1 million, or $0.24 per share, for the fiscal year ended June 30, 2026, compared to a net loss of $334,000, or $(0.03) per share, during the same period a year earlier. Total operating revenue was $10.3 million, a 21% increase over the 12 months ended June 30, 2025.

The improvement in net income reflects higher operating revenues and higher net investment income, partially offset by higher income tax expense. Net investment income was $4.1 million for the fiscal year ended June 30, 2026, compared to $2.4 million a year earlier. Net investment income for fiscal year 2026 included a non-cash net gain of approximately $3.2 million recognized on investments in equity securities carried under the measurement alternative. The Company recorded an operating loss of $603,000 for fiscal year 2026, compared to an operating loss of $3.0 million in fiscal year 2025.

Average assets under management (AUM) for the fiscal year ended June 30, 2026, were $1.5 billion, up 8% from $1.4 billion the previous year. Total AUM at period-end was $1.7 billion, a 26% increase from $1.3 billion at June 30, 2025.

The shareholder yield as of June 30, 2026, was 7.9%,2 higher than the five-year and 10-year U.S. Treasury yields on the same trading day.

1 Registration does not imply a certain level of skill or training.

2 The Company calculates shareholder yield by adding the percentage of change in shares outstanding, the dividend yield and any debt reduction for the 12 months ended June 30, 2026.

Gold and Natural Resources Drove Revenue Growth

Advisory fees from U.S. Global Investors Funds totaled $3.8 million in fiscal year 2026, an increase of approximately $2.2 million, or 128%, over the prior fiscal year. The increase was driven primarily by higher average AUM in the funds focused on the gold and natural resources sector, and by the elimination of the performance fee adjustment that reduced advisory fees in fiscal year 2025.

Central bank buying remained an important source of gold demand during the fiscal year. According to the World Gold Council (WGC), central banks added a net 289 tonnes in the second quarter of 2026, roughly five times the 57 tonnes added in the first quarter and a record for a second quarter, though first-half buying was still the slowest since 2022.3 In the WGC’s most recent survey of central banks, 89% of respondents said they expected global reserves to rise over the next 12 months, and a record 45% said they expected to increase their own holdings.4

“Gold set a record near $5,600 an ounce in late January and then gave back a good deal of that by the end of our fiscal year,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “The companies that mine it had the better year. When the price of an ounce climbs faster than the cost of digging it up, the difference goes straight to the bottom line. What encourages me most is that these companies are holding onto the cash this time instead of spending it on bad deals, the way they did in past cycles.”

Advisory fees from ETF clients totaled $6.2 million, compared to $6.6 million in fiscal year 2025, reflecting lower average net assets in the U.S. Global Jets ETF (NYSE: JETS) during the year.

WAR ETF Builds Strong Momentum, Growing Assets Nearly Sevenfold

The U.S. Global Technology and Aerospace & Defense ETF (NYSE: WAR), launched in December 2024, ended the fiscal year with $41.3 million in assets, compared to $6.1 million at June 30, 2025. The actively managed ETF is designed to capture the convergence of artificial intelligence (AI), semiconductors and cybersecurity with traditional aerospace and defense hardware.

3 World Gold Council. “Gold Demand Trends: Q2 2026,” by Louise Street and Krishan Gopaul, July 30, 2026, https://www.gold.org/goldhub/research/gold-demand-trends/gold-demand-trends-q2-2026.

4 World Gold Council. “Central Bank Gold Reserves Survey 2026,” June 16, 2026, https://www.gold.org/goldhub/research/central-bank-gold-reserves-survey-2026.

“Defense used to mean tanks, ships and fighter jets,” says Mr. Holmes. “Today it also means chips, software and code. A drone costing a few thousand dollars can destroy a vehicle worth millions, and that changes what governments buy and who they buy it from. We built WAR to own both sides of that shift, the traditional hardware and the technology now driving it.”

Share Repurchases and Monthly Dividends

During the fiscal year ended June 30, 2026, the Company repurchased a total of 733,848 of its own shares at a cost of approximately $2.0 million. Since the inception of the repurchase program, the Company has repurchased approximately 3.5 million class A shares. As of June 30, 2026, about $4.1 million remained available for repurchase under the calendar year 2026 authorization.

As of June 30, 2026, the Board of Directors has authorized a monthly dividend of $0.0075 per share from July 2026 through September 2026. The Company has paid a monthly dividend since 2007.

Liquidity and Capital Resources

As of June 30, 2026, the Company had net working capital of approximately $35.7 million. With approximately $24.3 million in cash and cash equivalents, the Company believes it has adequate liquidity to meet its current obligations. The Company had no borrowings outstanding under its $1.0 million credit facility.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, September 4, 2026, to discuss the Company’s key financial results for the fiscal year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	12 months ended
	6/30/2026	6/30/2025
Operating Revenues	$10,251	$8,452
Operating Expenses	10,854	11,438
Operating Income (Loss)	(603)	(2,986)

Total Other Income	4,487	2,724
Income (Loss) Before Income Taxes	3,884	(262)

Income Tax Expense	829	72
Net Income (Loss)	$3,055	$(334)

Net Income (Loss) Per Share (Basic and Diluted)	$0.24	$(0.03)

Avg. Common Shares Outstanding (Basic)	12,674,691	13,343,506
Avg. Common Shares Outstanding (Diluted)	12,686,445	13,344,627

Avg. Assets Under Management (Billions)	$1.5	$1.4

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS here, WAR here. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Because the funds concentrate their investments in specific industries, the funds may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The funds are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than diversified funds.

The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies.

The performance of the funds may diverge from that of the index. Because the funds may employ a representative sampling strategy and may also invest in securities that are not included in the index, the funds may experience tracking error to a greater extent than funds that seek to replicate an index. JETS is not actively managed and may be affected by a general decline in market segments related to their respective indexes. WAR is actively managed and does not seek to track an index.

Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, such as China and/or Taiwan, a regional ETFs returns and share price may be more volatile than those of a less concentrated portfolio.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and WAR.